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                                                                      EXHIBIT 99

[AAVID THERMAL TECHNOLOGIES, INC. LOGO]

   CORPORATE HEADQUARTERS - ONE EAGLE SQUARE, SUITE 509, CONCORD, NH  03301
   TELEPHONE (603) 224-1117           FAX (603) 224-6673
                                                           FOR IMMEDIATE RELEASE


                 AAVID THERMAL TECHNOLOGIES ANNOUNCES IT WILL BE
                       ACQUIRED BY WILLIS STEIN & PARTNERS

                  AAVID THERMAL TECHNOLOGIES ANNOUNCES IT WILL
                PURCHASE THERMAL MANAGEMENT BUSINESS OF BOWTHORPE


CONCORD, NH, AUGUST 23, 1999 - Aavid Thermal Technologies, Inc. (NASDAQ: AATT) announced today that it has entered into a definitive agreement pursuant to which a new company formed by Willis Stein & Partners will acquire Aavid in a merger for $25.50 per share in cash, or approximately $260 million. The transaction was approved by Aavid's Board of Directors after it conducted a review of Aavid's strategic alternatives. The Board received a fairness opinion with respect to the proposed transaction from Hambrecht & Quist LLC, which the Board had engaged to assist it in its review and evaluation of strategic alternatives.

     The transaction is subject to a number of customary closing conditions, including stockholder and regulatory approval. In addition, the transaction at $25.50 is conditioned on the Company's acquisition of the thermal management sector of Bowthorpe plc as set forth below. The Company intends to hold a special meeting of its stockholders to approve the transaction as soon as possible following the completion of the acquisition of the thermal management sector of Bowthorpe. The Company expects to complete the transaction with Willis Stein in the fourth quarter of 1999.


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     The Company also announced today that it has entered into a definitive
Stock Purchase Agreement to acquire the thermal management sector of Bowthorpe for approximately $79.5 million in cash, subject to certain closing date adjustments. Prudential Securities Incorporated advised the Board with respect to the acquisition. The proposed acquisition, which is expected to close in the fourth quarter of 1999, is subject to various conditions, including expiration of applicable Hart Scott Rodino waiting periods. Willis Stein has agreed to proceed with the acquisition of the Company even if the acquisition of Bowthorpe's thermal management sector does not occur, although at a price per share of $24.50.

     Bowthorpe's thermal management sector provides heatsinks and associated products for the cooling of semiconductors, power hybrid circuits, high power electronics, and other electronic devices. Upon closing of the stock purchase agreement, Aavid will acquire Bowthorpe's thermal management product manufacturing facilities in Dallas, Texas; Monterey, Mexico; Swindon, England; Corby, England; Milan, Italy; Hong Kong and Malaysia. As part of the acquisition from Bowthorpe, Aavid will also acquire 65.2%, representing Bowthorpe's entire shareholding, of Curamik Electronics GmbH, a German corporation which manufactures direct bonded copper substrates used in the packaging and cooling of high power electronic devices. The sector, including Curamik, had revenues of approximately $102 million for the year ended December 31, 1998 and $50 million for the first half of 1999. The acquisition is not expected to be accretive to Aavid's earnings for twelve months following the closing.

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COMPANY BACKGROUND

     Aavid Thermal Technologies is a leading provider of thermal management solutions for dissipating potentially damaging heat from digital and power electronics. Aavid serves a highly diversified range of markets, principally in North America, Europe, and the Far East. Aavid's 1998 sales totaled $209 million, driven by the company's operations in two distinct markets: thermal management solutions and computational fluid dynamics software.

     Thermal management solutions include products and services for problems associated with the dissipation of unwanted heat in electronic and electrical components and systems.

     Computational fluid dynamics (CFD) software involves developing software for computer modeling and flow analysis of products and processes that would otherwise require time consuming and expensive physical models and the facilities to test them.

     Ongoing increases in silicon and system integration, higher processing speeds and frequencies, smaller form factors, more sophisticated power requirements and other advances in chip technology create excessive heat in microprocessors and IC's (semiconductors) in electronic and electrical components and systems. Microprocessors and integrated circuits operate efficiently only in a narrow temperature band.

     The excessive heat generated by these semiconductors not only harms their own performance, but also degrades system performance and reliability and can cause system failure. The increasingly wide range of environmental conditions, including temperature extremes, in which electronic systems are expected to operate, exacerbates these negative effects.

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     The use of Aavid's thermal solutions helps maintain device and system performance and reliability, and help avoid premature component and system failure. Additional information on Aavid Thermal Technologies is available on the World Wide Web at http://www.aatt.com


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

Statements contained in this press release which are not historical facts may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected. Such risks, uncertainties and factors include, but are not limited to, changes in the Company's markets, particularly the potentially volatile semiconductor market, changes in and delays in product development plans and schedules, customer acceptance of new products, changes in pricing or other actions by competitors, patents owned by the Company and its competitors, risk of foreign operations and markets, difficulties in integrating newly acquired businesses and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission.

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